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                                                                EXHIBIT 10.10

                                License Agreement

I.    INTRODUCTION

         This is a licensing agreement between Virtual Reality Laboratories, Inc., (Publisher) 2341 Ganador Court, San Luis Obispo, CA 93401, and Jean Ames, (Developer), and Lance Woeltjen (Designer). Hereinafter, the Designer and Developer shall be jointly referred to as "Developer." In this licensing agreement, the Developer grants the Publisher rights to produce and sell the Developer's program called Formbuster.

II.   DEFINITIONS

         A. "Supporting Documentation" shall mean information that describes the format, organization, and content of machine readable diskettes to be supplied to the Publisher under the terms of this Agreement.

         B. "Manual" shall mean an instruction manual designed to teach an inexperienced user how to operate the Program.

         C. "Gross Receipts" shall mean the amount collected by the Publisher for each copy of the program minus channel promotion, freight and handling paid by the Publisher, and returns.

         D. "Errors" shall mean the failure of any of the Program to operate in conformance with the Supporting Documentation, the Manual, or in accordance with commonly accepted standards for microcomputer software.

III.  ITEMS PROVIDED BY THE DEVELOPER

         A. Developer shall furnish Publisher with computer readable program in object code form and source code form. This program shall be Formbuster.

         B. Developer shall furnish Publisher a complete User's Manual for Formbuster.



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         C. Developer shall furnish the Publisher with any available performance data, training data, and economic or marketing data which the Developer has for the program which may be used by the Publisher to increase or enhance the sales of the program.

IV.   DELIVERY SCHEDULE

         A. Formbuster shall be delivered for publication on or before June 1,1993.

V.    MAINTENANCE, MODIFICATION, AND TRAINING

         A. For the duration of this Agreement, if Publisher notifies Developer of program Error(s) or if Developer has other reason to believe that Error(s) exist(s) in the Program, Developer shall use his best efforts to verify and repair the Error(s) within 15 days after notification in writing by the Publisher. If a verified Error cannot be repaired within 15 days, Developer shall devote full time to repair of the Error(s) until Error(s) has(have) been corrected. Developer shall promptly notify the Publisher if an Error cannot be verified within a reasonable time. Error corrections shall be machine-readable and shall be such that Publisher can update the Program immediately. Developer shall be required to correct the Error(s) in each new version of the program for no more than 6 months after the following release of the new version for sale.

         B. For the duration of this Agreement, Developer shall supply at no charge to Publisher any program enhancements that improve performance, utility, or existing syntax, and that improve or reduce storage requirements.

         C. If Developer fails to comply with any provisions of Section V by failing to repair Error(s) or provide upgrade versions as specified in Section V, then the Publisher may modify the source code directly and charge the expense of this development, not to exceed $500 per instance, to Developer as specified in Section XV.

VI.   EXCLUSIVE LICENSE

         A. Developer hereby grants to the Publisher the worldwide, exclusive license to reproduce, distribute, market, and otherwise exploit copies of the




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Program and User Manual for use on Commodore products, IBM PC's under MS-DOS and
Windows, Apple Products, during the term of this Licensing Agreement. Notwithstanding the above list of platforms, Publisher shall have first right of refusal for any port produced for the programs by the Developer. The license granted to the Publisher hereunder shall include the right of the Publisher to grant sublicenses to other parties subject to the limitations of this license.

         B. The license granted under paragraph A of Section VI shall begin on the date of signing this Agreement, and it shall expire seven (7) years from that date. The Developer is not required to provide any ports or programs beyond the PC MS-DOS platform.

VII.  ACCEPTANCE

         A. Publisher shall be deemed to have accepted the Program if the Publisher is selling the Program.

VIII. ROYALTIES

         A. Subject to the conditions expressed elsewhere in this Agreement and in consideration for the rights and license granted herein, Publisher shall pay Developer a royalty of 15% for the Gross Receipts from the sale and/or sublicensing of the Program.

         B. Royalty payments shall be calculated monthly by the Publisher, and the amount calculated for the month shall be due and payable 30 days after said calculation.

         C. If Publisher is more than 30 days late on any payment, the Developer may cancel the license granted in Section VI of this Agreement provided that the Developer sends written notice of his intent to cancel by certified mail to the Publisher, and provided that the Publisher fails to make payment in full within 15 calendar days of receipt of notice.

         D. Any prepaid royalty will be collected by the Publisher before any royalty is paid to the Developer.



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         E. Developer agrees to loan all amounts of royalty earned back to the
Publisher at prime rate established at the date of the first royalty due and annually thereafter. Publisher agrees to pay the Developer 25% of royalty and interest accrued for each year through December 31st, no later than April 1st of the following year in order to pay taxes due on the royalty and interest amounts earned. Such loaning of royalty earned shall continue for a period of 36 months from the first date that prepaid royalty is repaid and a royalty amount becomes due to the Developer. At the end of the 36 month period the balance in the account will be converted into a 3 year long term note paying prime rate plus 6%. Interest on the long term note shall be paid on a monthly basis and royalties from the 37th month forward shall be directly to the Developer.

         F. Notwithstanding the other clauses of this section, no royalties shall be paid for dealer demonstration programs, promotional copies, copies traded for advertising of the Programs, or review copies given away by the Publisher.

         G. No minimum annual royalty agreed.

         H. Royalty shall be shared equally by Developer (Jean Ames) and Designer (Lance Woeltjen).

IX.   ACCOUNTING

         A. Publisher shall keep accurate records covering all transactions related to sale of the Program. At the time each royalty payment is due, Publisher shall furnish Developer with a statement setting forth the Gross Receipts received from sales and sublicensing of the Program. Developer, upon giving 30 days written notice, shall have the right to inspect the accounting records of the Publisher related to the sale and sublicensing of the Program. This inspection shall be at the Publisher's place of business indicated in
Section 1. Developer agrees to sign nondisclosure statements obligating the Developer not to disclose matters not pertaining to the licensed Program of the Developer. Alternatively, Developer may request, and Publisher shall provide, photocopies of accounting records related to the sale of the programs. Such photocopies shall be provided within 10 days.

         B. Developer may not audit records that are more than two years old at the time of the audit.



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X.    WARRANTIES

         A. Developer warrants that it has the legal right to grant Publisher the license rights set forth in Section VI, and that the exercise of such rights shall not infringe any third party property or personal rights.

         B. Developer warrants that there are no pending lawsuits pertaining to any aspect of the Program and that the Program has not been published in any way such as to lose its copyright protections.

         C. Developer warrants that it owns the copyright to the Program and User Manual that are being licensed to the Publisher.

XI.   INDEMNIFICATION

         A. Developer shall indemnify Publisher, and save and hold Publisher harmless from and against any damages, liability, loss, cost, or deficiency arising out of any misrepresentation, warranty, or covenant of Developer contained in this Agreement.

XII.  COPYRIGHTS AND TRADEMARKS

         A. All copies of the Program and User Manuals shall contain an appropriate copyright notice in the name of the Developer for content of the User Manuals and Program.

         B. All copies of the Program and User Manual shall contain trademark notices in the name of the Publisher for the trade name of the Program which is Formbuster, but which may be changed at the sole discretion of the Publisher for marketing purposes.

         C. Under current U. S. laws, copyright resides with the creator without registration, so Developer's warranty that the material is their creation is sufficient copyright protection for the Publisher.



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XIII. TERMINATION

         Either party shall have the right to terminate this Agreement in the event the other party commits a material breach of its obligations. Intent to terminate shall be made by written notice, sent by certified mail to the breaching party at the address set for in Section I. Termination shall become effective 30 days from the date of mailing the notification of intent to terminate unless the breaching party has corrected the breach prior to the end of that 30 day period.

         B. Notwithstanding Section XIII, paragraph A, termination shall be effective if one or more of the following events occurs:

            1. Publisher notifies the Developer in writing that it intends to cease publishing the Program. Such termination shall be effective as of the date specified by the Publisher.

         C. In the event that this Agreement is terminated through breach by the Developer, Publisher may continue to reproduce and sell the Program and User Manual for the remainder of the term otherwise applicable.

         D. In the event that this Agreement is terminated through breach by the Publisher, the exclusive license shall revert to the Developer.

XIV.  ARBITRATION

         A. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in the city of San Luis Obispo, California, in accordance with the then existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by the state or federal court having jurisdiction. The parties intend that this agreement to arbitrate shall be irrevocable.

XV.   SOURCE CODE

         A. Developer will provide to the Publisher in computer readable form, the most current version of the source code, including programmer's notes and comments, for the Program within five days of acceptance of the Program and upgrades of the Program.



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         B. Publisher shall have the right to use or modify the source code to develop, produce, and sell new versions (subject to the limitations of Section XV, paragraph F) of the Program after Publisher notifies the Developer in writing of a breach of Section V of this Agreement, unless the Developer has corrected the breach within 15 days of receipt of the notification.

         C. If Publisher gains right to use the source code, Publisher may modify the source code to correct Errors or develop enhancements and upgrades to the Program, which the Publisher may then reproduce, distribute, and market as specified in this Agreement. All development costs, including programmer's fee or salary, up to the maximum indicated in section 5 paragraph C, shall be deducted from the royalty otherwise due to the Developer.

         D. Publisher may withhold royalty payments during the time that it is modifying the source code until a new version of the Program using the modified source code is released. Royalties, up to the maximum indicated in section 5 paragraph C, withheld or deducted under Section XV paragraphs C and D shall be counted toward the minimum annual royalty as specified in Section VIII.

         E. At the expiration, or termination by the Publisher, of this Agreement, all Program modifications made by the Publisher shall become the property of the Developer, provided that the Developer is in full compliance with this Agreement and that the Developer pays the Publisher any unrecouped development cost, up to the maximum indicated in section 5 paragraph C, not yet deducted from royalties as provided in Section XV paragraph C.

         F. Software and source codes shall remain the intellectual property of Developer. Any source codes provided to Publisher are for the sole purpose of recreating the executable form of the software, or for fixing minor bugs. Any modifications or enhancements, or other changes (other than minor bug fixes) to the software are to be made at Developer's discretion. No part of the source code may be used in, or used to produce, any other programs or products, without the express written permission of the Developer. Publisher will not disclose source code to any third parties without signed non-disclosure documents which will be immediately mailed to Developers.



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XVI.  GENERAL

         A. Publisher shall have full freedom and flexibility in determining how the Program should be marketed, including, but not limited to, freedom to decide its method of marketing, price and trade name for the Program.

         B. Neither party may sell, transfer, or assign any rights or obligations under this Agreement without prior written consent of the other party, except that the Publisher may assign this Agreement as part of a sale or transfer of substantially all its assets to a third party.

         C. Any notice from one party to the other required by this Agreement shall be deemed made on the date of mailing if sent by certified mail, return receipt requested, and mailed to the addresses specified in Section 1.

         D. This Agreement shall be construed under the law of the State of California, United States of America. Both parties waive any objection to the personal jurisdiction and venue of the State and Federal courts of the State of California.

         E. This Agreement sets forth the entire understanding between the parties. It may be changed or modified only in writing and must be signed by both parties.

         F. This Agreement is binding upon and shall inure to the benefit of the legal successors, heirs, administrators, and permitted assigns of the parties.

         G. If any provision or term of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.








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THE PARTIES SET THEIR HANDS AND SEALS TO THIS AGREEMENT AS OF THE DAY AND YEAR
WRITTEN BELOW:

                           Date                                            Date
- - ---------------------------               ---------------------------------

- - ---------------------------               ---------------------------------
Jean Ames                                 Lance H. Woeltjen, President
The Developer                             Virtual Reality Laboratories, Inc.
                                          The Publisher


                            Date
- - ----------------------------

- - ----------------------------
Lance H. Woeltjen
The Designer


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                       AMENDMENT A TO FORMBUSTER AGREEMENT

The first two sentences of section I shall be amended to read:

This is a licensing Agreement between Virtual Reality Laboratories, Inc., (Publisher) 2341 Ganador Court, San Luis Obispo, CA 93401, and Jean Ames (Developer) and Jim Heintz (Developer of Windows version), and Lance Woeltjen (Designer). Hereinafter, the Designer and Developers shall be jointly referred to as "Developer."

The second sentence of section VI, paragraph A, shall be amended to read:

All rights in Formbuster and its derivatives reside in the Publisher and Developer shall not license Formbuster or any derivative of Formbuster to any other entity without written permission of Publisher, its successors or assigns.

The first sentence of Section VI, paragraph B, shall be amended to read:

The license granted under Section VI, paragraph A, shall begin on the date of the signing of this Agreement, and it shall expire fifty (50) years from that date.

The first sentence of Section VIII, paragraph C, shall be amended to read:

If Publisher is more than 90 days late on any payment, the Developer may cancel the license granted in Section VI of this Agreement provided that the Developer, or their successors or assigns, send written notice of intent to cancel to the Publisher, and provided the Publisher fails to make payment within 30 calendar days of receipt of notice. Such notice of intent to cancel must be submitted by Lance Woeltjen, Jean Ames, and Jinx Heintz, their successors or assigns, jointly and unanimously, in the case of the Windows or Windows-like version of Formbuster, or by Lance Woeltjen and Jean Ames, jointly and unanimously, in the case of all other versions of Formbuster.

Section VIII, paragraph E, shall be deleted.

Section VIII, paragraph H, shall be amended to read:



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Royalty for Windows or Windows-like versions of Formbuster shall be shared equally by Developer as follows: 5% Jean Ames, 5% Lance Woeltjen, 5% Jim Heintz.

Royalty for all other versions of Formbuster shall be shared by Developer as follows: 7.5% Jean Ames, 7.5% Lance Woeltjen.

Section VIII shall be amended to add paragraph I as follows:

If any individual Developer or group of Developers produces and licenses a forms filling program which is deemed in a court of law to be competing with Formbuster, anywhere in the world, he or they will immediately forfeit all rights to royalty from the Publisher in addition to any other damages awarded to the Publisher.

Section XIII, paragraph A, shall be amended to read:

Either the Publisher or the Developer (Lance Woeltjen, Jean Ames, and Jim Heintz, their successors or assigns, jointly and unanimously, in the case of the Windows or Windows-like version of Formbuster, or by Lance Woeltjen and Jean Ames, jointly and unanimously, in the case of all other versions of Formbuster), shall have the right to terminate this Agreement in the event the other party commits a material breach of its obligations.

Section XVI, paragraph B, shall be amended to read:

Developer, jointly or severally, may not sell, transfer, or assign any rights or obligations under this Agreement without prior written consent of the Publisher. The Publisher may sell, transfer, or assign this Agreement so long as the Developer receives a royalty payment as outlined in Section VIII, as amended, upon any cash, stock, or other value received in such a sale, transfer, or assignment of this Agreement. In the event of the sale of Virtual Reality Laboratories as a whole, the value of the Agreement upon which the royalty percentages shall be paid, shall be in direct ratio to the sales of Formbuster to total sales of the company for the 365 days immediately preceding the sale of the company. Sales of the Windows or Windows-like version of Formbuster shall be broken out of total Formbuster sales and royalties shall be distributed proportionately between the Windows or Windows-like sales and all other sales of Formbuster for the period 365 days immediately preceding the sale of the company.




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THE PARTIES SET THEIR HANDS AND SEALS TO THIS AGREEMENT AS OF THE DAY AND YEAR
WRITTEN BELOW:


                                 Date                                      Date
- - ---------------------------------          --------------------------------
Jean Ames, Developer all versions          Lance H. Woeltjen, President
                                           Virtual Reality Laboratories, Inc.
                                           Publisher

                                 Date
- - ---------------------------------
Lance H. Woeltjen, Developer all versions


- - ---------------------------------
Jim Heintz, Developer Windows versions